Jeff Grosklags                                                  Exhibit 99.1
Senior Vice President, Investor Relations
Phone: 952.525.5074
Fax: 952.358.4428

              Metris Announces Master Trust Excess Spread for March


MINNETONKA, Minn. (April 14, 2005) - Metris Receivables, Inc., a wholly owned subsidiary of Metris Companies Inc.

(NYSE: MXT), filed its monthly 8-K today, which reports portfolio performance in the Metris Master Trust (MMT).

The March and first quarter 2005 MMT results include $3.0 million and $4.1 million, respectively, of incremental proceeds resulting from the sales of charged-off accounts, including cease and desist, efforts exhausted, and dismissed bankruptcies. Sales of these types of charged-off receivables are not conducted monthly, but are conducted periodically, dependent on market pricing. The March and first quarter MMT reported excess spreads were 7.24% and 6.47%, respectively. Without these incremental recovery sales, the March and first quarter excess spreads would have been 6.63% and 6.19%, respectively.

Metris Companies Inc., based in Minnetonka, Minn., is one of the largest bankcard issuers in the United States. The company issues credit cards through Direct Merchants Bank, a wholly owned subsidiary headquartered in Phoenix, Ariz. For more information, visit www.metriscompanies.com or www.directmerchantsbank.com.

Certain information discussed in this press release may constitute forward-looking statements within the meaning of the federal securities law. Forward-looking statements are based on certain assumptions by management and are subject to risks, trends and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to: the potential impact of any failure to operate in accordance with OCC directives, including those included in our Modified Operating Agreement; the ability of regulators to impose restrictions on Direct Merchants Bank that could negatively impact our operations or financial results; the risk that failure to comply with applicable laws and regulations, and adverse changes in those laws or regulations, could have a negative impact on our financial results and could adversely affect our ability to conduct our business in a profitable manner; the fact that we are the subject of an SEC investigation; the risk that we could be required to provide support to Direct Merchants Bank; that the occurrence of certain events could result in early amortization (required repayment) of the securities issued by the Metris Master Trust and also cause all amounts outstanding under our credit agreement and our existing senior notes to become due and payable; that our target consumers generally have higher default rates and may be impacted more by general economic and social factors than lower default consumers; that we require a high degree of liquidity to operate our business, and an inability to access funding at the times and in the amounts that we need could adversely affect our ability to operate or our financial results; that we are the subject of an Internal Revenue Service examination; that changes in the interest rates on the funds we borrow and the amounts we loan to our credit card customers could adversely affect our financial results; the fact that we face intense competition; the fact that our financial results could be negatively impacted by fluctuations in our interests in our securitizations; the fact that our restatements of financial results have had, and may in the future continue to have, adverse effects on us; the risk that disputes affecting MasterCard and Visa could negatively impact our operations and financial results; and the fact that we are exposed to other industry-wide risks that could adversely affect our financial performance.